Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260296

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 6, 2022)

Up to 169,003,018 Shares of Common Stock by the Selling Securityholders

Up to 6,743,113 Warrants to Purchase Common Stock by the Selling Securityholders

Up to 20,543,113 Shares of Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated April 6, 2022 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-260296) filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2021, as amended by post-effective amendment No. 1 filed on March 29, 2022 and declared effective by the SEC on April 5, 2022.

The Prospectus and this prospectus supplement relate to the resale of (i) 22,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Sarcos Technology and Robotics Corporation (the “Company”) issued in the PIPE Financing by certain of the selling securityholders, (ii) 133,853,945 shares of Common Stock issued or issuable to certain selling securityholders in connection with the Business Combination, (iii) 6,405,960 shares of Common Stock issued to certain security holders in a private placement prior to and in connection with our predecessor’s initial public offering; (v) 6,743,113 warrants to purchase Common Stock and (vi) 6,743,113 shares of Common Stock underlying warrants. This prospectus also relates to the issuance by us of up to 20,543,113 shares of Common Stock issuable upon the exercise of warrants, in each case as further described herein. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends, and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 17 of this Prospectus.

You should rely only on the information contained in this Prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2022.

 SELLING SECURITYHOLDERS

This Prospectus Supplement is filed solely for the purpose of including selling securityholders who have acquired common stock included for resale in this Prospectus from certain existing selling securityholders whose shares were previously registered for resale in the Registration Statement on Form S-1 (Registration Statement No. 333-260296). As of July 19, 2022, the Selling Securityholders table included under the section “Selling Securityholders,” which begins on page 106 of the Prospectus, is revised to amend the information solely with respect to the following selling securityholders:

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Ali Satrap (1)	3,502	—	3,502	—	—	—	—	—
Charles Dunne (2)	3,502	—	3,502	—	—	—	—	—
Chas. A. Neal & Company (3)	1,752	—	1,752	—	—	—	—	—
Christopher J Brown (4)	1,752	—	1,752	—	—	—	—	—
David Levy (5)	1,752	—	1,752	—	—	—	—	—
David R. May Decl of Trust dtd 4/29/93 (6)	1,752	—	1,752	—	—	—	—	—
John Berton (7)	1,752	—	1,752	—	—	—	—	—
John H Eley (8)	1,752	—	1,752	—	—	—	—	—
John Lovisolo (9)	8,757	—	8,757	—	—	—	—	—
John McEvoy (10)	1,752	—	1,752	—	—	—	—	—
Krishnakumar Doraiswami (11)	3,503	—	3,503	—	—	—	—	—
Nickolai Ogurtsov (12)	2,530	—	2,530	—	—	—	—	—
Rajarshi Bhattacharyya (13)	4,282	—	4,282	—	—	—	—	—
Stanton Green (CSG Holdings Corp) (14)	973	—	973	—	—	—	—	—
Sudip Thakor (15)	8,367	—	8,367	—	—	—	—	—
William Fischer (16)	1,752	—	1,752	—	—	—	—	—
(1)

Consists of 3,502 shares of Common Stock held by Ali Satrap that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is Burleigh House, 19 West Heath Road, London NW3 7UU, United Kingdom.

(2)

Consists of 3,502 shares of Common Stock held by Charles Dunne that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 601 Washington Street, New York, NY 10014.

(3)

Consists of 1,752 shares of Common Stock held by Chas. A. Neal & Company that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. Charles C. Neal exercises voting and investment power over the shares. The address is PO Box 269, Miami, OK 74355.

(4)

Consists of 1,752 shares of Common Stock held by Christopher J. Brown that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 21 Bretwood Drive N, Colts Neck, NJ 07722.

(5)

Consists of 1,752 shares of Common Stock held by David Levy that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 770 Davenport Avenue #6, New Rochelle, NY 10805.

(6)

Consists of 1,752 shares of Common Stock held by David R. May Decl of Trust dtd 4/29/93 that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. David R. May is the trustee of David R. May Decl of Trust dtd 4/29/93 and exercises voting and investment power over the shares. The address is 1807 N Honore Street, Chicago, IL 60622.

(7)

Consists of 1,752 shares of Common Stock held by John Berton that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 67 Murray Street Apt 4, New York, NY 10007.

(8)	Consists of 1,752 shares of Common Stock held by John H Eley that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 46 W 90th Street, New York, NY 10024.
(9)

Consists of 8,757 shares of Common Stock held by John Lovisolo that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 180 Schuyler Road, Allendale, NJ 7401.

(10)

Consists of 1,752  shares of Common Stock held by John McEvoy that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 28 Laight Street Apt 5A, New York, NY 10013.

(11)

Consists of 3,503 shares of Common Stock held by Krishnakumar Doraiswami that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 66 Millbrook Road, New Vernon, NJ 07976.

(12)

Consists of 2,530 shares of Common Stock held by Nickolai Ogurtsov that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 19430 Kessington Lane, Houston, TX 77094.

(13)

Consists of 4,282 shares of Common Stock held by Rajarshi Bhattacharyya that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 320 Central Park West, Apt 6BC, New York, NY 10025.

(14)

Consists of 973 shares of Common Stock held by Stanton Green (CSG Holdings Corp) that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. Stanton Green exercises voting and investment control over the shares. The address is 619 Harrison Avenue, Harrison, NY 10528.

(15)	Consists of 8,367 shares of Common Stock held by Sudip Thakor that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 51 Gilliam Lane, Riverside, CT 06878.
(16)

Consists of 1,752 shares of Common Stock held by William Fischer that were received via a distribution by Tribeca ESP Series Fund, LLC --Rotor-Sarcos. The address is 109 Madison Avenue, Spring Lake, NJ 07762.